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Exhibit 5.1

Jenkens & Gilchrist A P R O F E S S I O N A L C O R P O R A T I O N 1445 ROSS AVENUE SUITE 3200 DALLAS, TEXAS 75202 (214) 855-4500 FACSIMILE (214) 855-4300 www.jenkens.com	Austin, Texas
(512) 499-3800
Chicago, Illinois
(312) 425-3900
Houston, Texas
(713) 951-3300
Los Angeles, California
(310) 820-8800
New York, New York
(212) 704-6000
Pasadena, California
(626) 578-7400
San Antonio, Texas
(210) 246-5000
Washington, D.C.
(202) 326-1500
November 5, 2004

Pacific Coast National Bancorp
1291 Puerta del Sol, Suite 200
San Clemente, California 92673-6310

  Re:
  Registration Statement on Form SB-2

Ladies and Gentlemen:

        We have acted as counsel to Pacific Coast National Bancorp, a California corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Company's registration statement on Form SB-2 (the "Registration Statement"), of (i) 1,900,000 shares of common stock, $0.01 par value per share (the "Common Stock"), of the Company (the "Shares"), (ii) warrants to purchase up to 234,000 shares of Common Stock ("Organizer Warrants") (iii) the Common Stock issuable upon the exercise of the Organizer Warrants, (iv) warrants to purchase up to 380,000 shares of Common Stock ("Investor Warrants"), and (v) the Common Stock issuable upon the exercise of the Investor Warrants.

        In this capacity, we have examined (1) the Registration Statement, which is to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof, (2) the articles of incorporation of the Company, (3) the bylaws of the Company, and (4) originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments of the Company relating to the authorization and issuance of the Shares, the Organizer Warrants, the shares issuable thereunder, the Investor Warrants and the shares issuable thereunder.

        In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. As to various questions of fact material to this opinion letter, and as to the content and form of the articles of incorporation, bylaws, minutes, records, resolutions and other documents or writings of the Company, this firm has relied, to the extent it deems reasonably appropriate, upon representations and certificates of officers or directors of the Company and upon documents, records and instruments furnished to this firm by the Company, without independent check or verification of their accuracy.

        Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that (A) the Shares, Investor Warrants and Organizer Warrants are duly authorized, (B) when the Shares and Investor Warrants are issued and delivered to investors, and the Organizer Warrants are issued and delivered to the organizers, all as described in the Registration Statement, the Shares, Investor Warrants and Organizer Warrants will be legally and validly issued, and the Shares will be fully paid and non-assessable, and (C) and assuming that: (i) the shares of Common Stock to be issued pursuant to the Investor Warrants and the Organizer Warrants are issued pursuant to the terms thereof, (ii) the Company maintains an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance to those persons who purchase shares through the exercise of Investor Warrants and/or Organizer Warrants, and (iii) the consideration for the shares of Common Stock issued pursuant to the Investor Warrants and Organizer Warrants is actually received by the Company as provided in the Investor Warrants and Organizer Warrants and exceeds the par value of such shares, then the shares of Common Stock issued upon the due and valid exercise of the Investor Warrants and Organizer Warrants will be duly and validly issued, fully paid and nonassessable.

        We are attorneys admitted to practice in the State of Texas. For purposes of these opinions, we have assumed, without rendering any opinion to such effect, that the laws of the State of California are substantively identical to the laws of the State of Texas, without regard to conflict of law provisions. We have not conducted any analysis to determine if such assumptions are correct. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of Texas.

        This firm hereby consents to the filing of this opinion letter as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement. In giving this consent, this firm does not admit that it comes within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
JENKENS & GILCHRIST, a Professional Corporation
By:	/s/ Peter G. Weinstock Peter G. Weinstock Authorized Signatory

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  Exhibit 5.1